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                                March 29, 1994

IMC Fertilizer Group, Inc.
2100 Sanders Road
Northbrook, Illinois 60062

    Re:  IMC Fertilizer Group, Inc.
         Registration Statement on Form S-3
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Dear Sirs:

     We have represented IMC Fertilizer Group, Inc. (the "Company") in connection with the registration of 4,600,000 shares of Common Stock, par value $1.00 per share (the "Common Stock") of the Company.

     In rendering the opinions expressed herein, we have examined and are familiar with the Registration Statement on Form S-3 as an exhibit to which this opinion is being filed. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

     Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements of legal matters contained in the Prospectus contained in the above-referenced Registration Statement on Form S-3 under the caption "Certain United States Tax Consequences to Non-United States Holders."
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     We consent to the filing of this opinion as an exhibit to the Registration
Statement referred to above and to all references to this firm in such Registration Statement.

                                            Very truly yours,


                                            Mayer, Brown & Platt



                                            By: Michael A. Campbell
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